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                                                                     Exhibit 5.3


                    [ON MARSHALL & MELHORN, LLC LETTERHEAD]










                                 June 22, 2004


Ply Gem Industries, Inc.
303 West Major Street
Kearny, Missouri 64060


     Re: Ply Gem Industries, Inc. - $225,000,000 9% Senior Subordinated Notes Due 2012



Ladies and Gentlemen:

     We have acted as special counsel in the State of Ohio (the "State") to Great Lakes Window, Inc., an Ohio corporation (the "Company"), to render the opinions set forth herein (collectively, the "Opinion") in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement") of Ply Gem Industries, Inc., a Delaware corporation (the "Parent"), and Ply Gem Holdings, Inc., a Delaware corporation, Kroy Building Products, Inc., a Delaware corporation, Napco, Inc., a Delaware corporation, Napco Window Systems, Inc., a Delaware corporation, Thermal-Gard, Inc., a Pennsylvania corporation, Variform, Inc., a Missouri corporation, and the Company (collectively, the "Guarantors"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Registration Statement relates to the registration under the Act of the Parent's $225,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (collectively, the "Guarantees" and each a "Guaranty"). You have asked us to furnish our opinion as to the organization and qualification of the Company and as to enforceability against the Company of the Guaranty executed by the Company of the Exchange Notes.

     In addition to the Registration Agreement, in rendering our Opinion we have reviewed and relied upon: (x) the certificate of the Secretary of the Company dated and delivered to us as of even date herewith; and (y) such other certificates, documents, and records as we have deemed relevant to our opinions and the factual assumptions underlying the legal conclusions set forth herein.

     References in this letter to our "knowledge" means the current actual knowledge of the lawyers in our firm who are participating in drafting this opinion letter and, without expanding the forgoing, does not include constructive knowledge or inquiry knowledge. The term "knowledge" further does not confirm nor is it intended to imply that the lawyers drafting this opinion letter have made inquiry of one or more

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Great Lakes Window, Inc.
c/o Ply Gem Industries, Inc.
June 22, 2004
Page 2


representatives of the Company. The term "knowledge" does, however, confirm that the lawyers responsible for drafting this Opinion letter (i) have made a reasonable examination of their files, and (ii) have made a reasonable inquiry of the members of our firm if the lawyers drafting this Opinion had a reasonable belief that other lawyers in our law firm may have knowledge (as defined herein) relating to the facts relevant to this opinion.


                                I.  ASSUMPTIONS

     The Opinion rendered in this letter is based upon the following assumptions, together with such additional assumptions and qualifications as may be more specifically set forth in other sections of this letter (collectively, "Assumptions").

     1. The negotiation, execution, delivery and performance of the Note Documents were and will be free from any fraud, misrepresentation, duress or criminal activity on the part of any party.

     2. All signatures on all original documents are genuine and authentic. All documents that were submitted to us as originals are authentic, true, accurate and complete. All documents that were submitted to us as certified or photographic copies conform to the original documents, which are themselves authentic, true, accurate and complete.

     3. The certifications of the Secretary of the Company set forth in the Certificate of the Secretary of the Company dated February 12, 2004 (the "Officer Certificate") and attached to our opinion dated February 12, 2004 and delivered to UBS Securities LLC, Deutsche Bank Securities Inc., CIBC World Markets Corp, and Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with the above referenced financing transaction (the "Initial Note Financing Opinion") remain true, accurate and correct as of the date of this opinion as if made and effective as of the date of this Opinion and, without limitation, the articles of incorporation and bylaws of the Company have not been modified or amended since the date of the Officer Certificate nor have the resolutions of the Board of Directors of the Company attached to and referenced in the Officer Certificate been modified, amended or rescinded since the date of the Certificate and such resolutions remain in effect, binding on the Company as of the date of this Opinion.


                                 II.  OPINIONS

     Subject to the foregoing Assumptions and the Limitations set forth below, it is our opinion that:

     1. The Company (a) is an Ohio corporation, duly organized and validly existing and in good standing under the laws of the State, and (b) is qualified to do business and is in good standing in the State.

     2. The Company has all requisite corporate or other power and authority to execute, deliver and perform all of its obligations under the Guarantee and the execution and delivery of the Guarantee by the Company and the performance of its obligations thereunder have been duly

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Great Lakes Window, Inc.
c/o Ply Gem Industries, Inc.
June 22, 2004
Page 3


            and validly authorized by all requisite action of the governing authority of the Company.

     3. The issuance, execution and delivery of the Guarantee by the Company and the performance of its obligations thereunder will not result in a violation of Company's Organizational Documents or any law of the State of Ohio.


                               III.  LIMITATIONS

     The foregoing Opinion is subject to the following exceptions and limitations (collectively, "Limitations"):

     1. Any limitations imposed by and the effect of all applicable bankruptcy, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors' rights.

     2. No opinion is given with respect to any interpretation of any local, state or federal tax, securities laws, banking, or other similar laws, rules, regulations and requirements.

     3. The opinion set forth herein is given as of the date hereof only, and does not contemplate, and no opinion is given or intended, with respect, to future events or subsequent changes in law or fact.

     We are licensed to practice in the State. This opinion is based solely on the laws of the State and, to the extent applicable, the United States of America. No opinion is intended to be given with respect to the laws of any other jurisdiction.

     The opinion expressed herein is rendered solely for your benefit and the benefit of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("PWRWG") in connection with the issuance by Parent of the Exchange Notes. This opinion may not be used or relied upon by any other person other than you or PWRWG, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent except as required by law, provided, if required by the Securities and Exchange Commission in connection with the Registration Statement, this Opinion may be filed as an exhibit to the Registration Agreement on Form S-4 and our firm's name may be recited under "Legal Matters" in the prospectus relating to the Registration Statement (as having delivered this Opinion Letter).

                                         Very truly yours,


                                         /s/ Marshall & Melhorn, LLC

                                         Marshall & Melhorn, LLC